EXHIBIT 2.1





                               AGREEMENT OF MERGER

     This Agreement of Merger is entered into as of June 28, 2002 between Exelixis, Inc., a Delaware corporation ("EXELIXIS"), and Genomica Corporation, a Delaware corporation ("GENOMICA").

     The parties hereto desire that Genomica be merged with and into Exelixis and that Exelixis be the surviving corporation.

     For United States federal income tax purposes, it is intended that that merger (the "MERGER") will qualify as a reorganization under the provisions of
Section 368(a) of the Internal Revenue Code of 1986, as amended applies.

     The parties agree as follows:

1.   Genomica  shall  be  merged  with  and  into  Exelixis.

2. At the effective time of the Merger, each outstanding share of Genomica stock shall be cancelled without consideration.

3. At the effective time of the Merger, all property, rights, privileges, franchises, patents, trademarks licenses, registrations and other assets of every kind and description of Genomica shall be transferred to and be vested in Exelixis without further action and all property, rights, and every other interest of Exelixis and Genomica shall be as effectively the property of Exelixis as they were of Exelixis and Genomica respectively.

4. At the effective time of the Merger, all of the obligations and liabilities of every kind and description of Genomica shall be assumed by Exelixis without further action, except to the extent necessary to undertake the assumption and Exelixis, on the one hand, and Genomica, its officers and directors or successor(s) in interest, on the other hand shall take all action necessary to evidence and effect such assumption by Exelixis, at or prior to the effective time.

5. The Amended and Restated Certificate of Incorporation of Exelixis, the surviving corporation, as in effect at the effective time of the Merger, shall continue in full force and effect as the Amended and Restated Certificate of Incorporation of the surviving corporation.

6. The directors and officers of Exelixis shall continue in office until the next annual meeting of stockholders and until their successors shall have been elected and qualified.

7. The effect of the Merger and the effective time of the Merger are as prescribed by law, provided that the effective time of the Merger shall be the time of the filing of the Certificate of Ownership and Merger by Exelixis with the Secretary of the State of Delaware.


                   [The following page is the signature page]

     IN WITNESS WHEREOF, Exelixis and Genomica have caused this Agreement to be signed by their respective duly authorized as of the date first above written.

             EXELIXIS, INC.

             By: /s/ George A. Scangos
                 -------------------------------
                 George  A.  Scangos
                 President  and  Chief  Executive  Officer

             GENOMICA  CORPORATION

             By: /s/ George A. Scangos
                 ----------------------
                 George  A.  Scangos
                 President






[Signature page of Agreement of Merger between Exelixis, Inc. and Genomica Corporation]